SHF ACQUISITION CORPORATION
                              46735 County Road 328
                                  P.O. Box 130
                             Davis, California 95616

      Telephone:  (530) 753-4890               Fax:  (530) 753-4902

                               September 26, 2001

Jonathan A. Levine
Levine Grain Company, Inc.
P.O. Box 1325
Woodland, California 95695

Dear Jon:

1.    SHF, Inc. and LGC, Inc. agree  to a storage rate of .35 per hundredweight
of  corn/milo,   with  a  minimum   charge  based  on  storage  of  125,000  cwt
($43,750.00), under the following conditions.

2.    The storage period will be from September 1, 2001 to August 31, 2002.

3. Storage charges to be paid quarterly, however all storage charges to be paid within 30 days after the warehouse is emptied.

4. SHF, Inc. shall furnish all labor to receive, maintain and ship out stored grain.

5. SHF, Inc. shall secure and pay for any power, fees, licenses, liability insurance, taxes and/or assessments required. LGC, Inc. shall be named as additional insured on warehousemen liability insurance.

6. Fire, Earthquake and Natural Disaster insurance is the responsibility of LGC, Inc. Fumigation, if necessary, is the responsibility of LGC, Inc. and is to be done at the direction of LGC, Inc. SHF, Inc.'s responsibility is to notify LGC, Inc. of discovery of any live infestation.

7. SHF, Inc. to keep probed sample of each load delivered by LGC for submission to Grain Inspection Office at West Sacramento to LGC. SHF, Inc. moistures to govern. All other factors per submitted samples. Inspection charges for LGC account.

8. SHF, Inc. must receive or ship stored grain during harvest per the following schedule:

        Monday - Friday       7:30 am - 4:30 pm
        Saturday              7:30 am - 2:30 pm
        Sunday                7:30 am - 11:30 am

unless mutually agreed upon otherwise. Outbound shipments after harvest to be at normal business hours excluding weekends and holidays, unless mutually agreed upon otherwise.

9.    A  standard  shrink  allowance  of one  percent   (1%)  shall be  allowed.
Additional shrink will be at the responsibility of SHF, Inc.

10. Wet corn delivered to SHF, Inc. to be dried per attached shrink table. Drying charges to be negotiated. Additional services rendered by SHF, Inc. to LGC (checking weighing, short term storage) to be negotiated as needed.

11. Warehouse receipts shall be issued, if requested by LGC, Inc., to individual growers by SHF, Inc.

12    SHF, Inc. shall not obtain any right,  title, lien or other interest in the corn/milo stored by LGC, Inc. and various growers except for a warehousemen's lien solely to the extent of any storage payments due and not paid under the terms of this agreement. All title and interest in the corn/milo stored by LGC, Inc. and various growers shall remain in LGC, Inc. and various growers unless and until otherwise stated by LGC, Inc. and various growers in writing, furthermore, SHF, Inc. shall not make any representation that it has any right, title or interest in the corn/milo stored by LGC, Inc. and various growers. In addition, SHF, Inc. shall not pledge, assign, encumber, hypothecate or otherwise use any interest in the corn/milo stored by LGC, Inc. and various growers to SHF, Inc. own financial benefit or for the benefit of another. SHF, Inc. shall not borrow against any corn/milo stored by LGC, Inc. and various growers, nor shall SHF, Inc. use such corn/milo as security or collateral for any loan or other financial dealing.

13. LGC, Inc.'s 2001 Yellow Corn/Milo Discount Schedule to apply unless mutually agreed otherwise.


/s/ James R. Herfurth               /s/ Jonathan A. Levine
-------------------------------     -------------------------------
James R. Herfurth                   Jonathan A. Levine
SHF, Inc.                           Levine Grain Company, Inc.


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